October 30, 2018

Mr. Alexander Nickolatos

Re: Performance Award

Dear Alexander:

This letter is to inform you that Eco-Stim Energy Solutions, Inc., a Nevada corporation (the “Company”), is providing you with the opportunity to earn a one-time cash performance award (the “Award”). This letter sets forth the amount of the Award and the terms and conditions upon which you will be eligible to receive the Award.

The total maximum amount of the Award is $200,000, less applicable taxes, deductions and withholdings, which amount will be payable upon the achievement of such Company performance goals as shall be determined by the compensation committee of the Company’s board of directors (the “Compensation Committee”) in its sole discretion, with any payment thereof subject to the prior approval of the Compensation Committee in its sole discretion.

In addition, you shall only be eligible to receive the Award if: (1) you have not terminated your employment with the Company or any of its affiliates on or before the end of the applicable performance period for the Award, as shall be established by the Compensation Committee in its sole discretion (the “Performance Period”), other than for Good Reason (as hereinafter defined) or due to your death or Disability (as hereinafter defined); and (2) your employment with the Company or any of its affiliates has not been terminated by the Company for Cause (as hereinafter defined) on or before the end of the Performance Period.

For purposes of this letter, the terms “Cause,” “Disability” and “Good Reason” shall have the meanings as defined in your Employment Agreement, dated April 1, 2017, between you and the Company.

This letter shall be construed and interpreted in accordance with the laws of the State of Texas (without regard to the conflicts of laws principles thereof) and applicable federal law. Further, this letter may be executed in multiple counterparts (including ..pdf) and may be amended only by a written instrument executed by you and the Company.

Please review this letter carefully and, if you agree with all the terms and conditions as specified above, please sign and date the letter in the space below and return the signed letter to Chris Arntzen, at Eco-Stim Energy Solutions, Inc., 2930 West Sam Houston Pkwy North, Suite 275, Houston, TX 77043, so that it is received no later than November 2, 2018.

Very truly yours,

ECO-STIM ENERGY SOLUTIONS, INC.

By:	/s/ Christopher J. Arntzen
Name:	Christopher J. Arntzen
Title:	Vice President, General Counsel and Secretary

AGREED TO AND ACCEPTED

this 30th_ day of October__ 2018:

/s/ Alexander Nickolatos
Alexander Nickolatos

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